NEWS RELEASE 14-002	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FOURTH QUARTER 2013 RESULTS
February 19, 2014 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2013. Following are highlights for this period and the Company’s future outlook:

•	4Q2013 Upstream revenue of $144.9 million was up 22% from the year-ago quarter and up 9% sequentially

•	4Q2013 Upstream operating income of $43.7 million was up 48% from the year-ago quarter and up 17% sequentially

•	4Q2013 EBITDA from continuing operations was $66.9 million, an increase of 37% from the year-ago quarter

•	4Q2013 diluted EPS from continuing operations was $0.61 per share, an increase of 135% from the year-ago quarter

•	4Q2013 utilization of the 52-vessel new gen OSV fleet was 79% compared to 84% a year-ago and 81% sequentially

•	4Q2013 high-spec OSV effective utilization was 81% compared to 99% a year-ago and 90% sequentially

•	4Q2013 MSPV effective utilization was 100% compared to 84% a year-ago and 99% sequentially

•	Final two of six upgraded vessels under the 200 Class OSV Retrofit Program were returned to service in November 2013

•	First six HOSMAX OSVs have been placed in-service with one more newbuild delivery expected by the end of 1Q2014

•	Two additional HOSMAX OSVs were awarded initial time charters with dayrates in the low-to-mid $40’s

•	One 370 class MPSV awarded term contract to support Black Sea drilling operations of a major oil company in 2Q2014

•	Five new gen OSVs awarded term contracts for specialty operations in Mexico commencing in 2Q2014

•	One new gen OSV awarded spot contract to support specialty operations in the Mediterranean Sea commencing in 2Q2014

•	One 240 class OSV contracted for a 2-year charter in the GoM commencing in 2015

•	One 300 class HOSMAX OSV contracted for a 3-year charter in the GoM commencing in 2016

•	Contract backlog for new gen OSV vessel-days is currently at 48% and 18% for 2014 and 2015

•	Contract backlog for MPSV vessel-days is currently at 48% and 6% for 2014 and 2015

•	OSV Newbuild Program #5 is 98% on-time and remains on-budget

•	The Company now plans to convert one 310 class OSV to a 310 class MPSV and configure one 300 class OSV into a flotel

•	OSV Newbuild Program #5 is now comprised of nineteen HOSMAX class OSVs and five HOSMAX class MPSVs
The Company recorded net income for the fourth quarter of 2013 of $22.2 million, or $0.61 per diluted share, compared to net income of $11.3 million, or $0.31 per diluted share, for the year-ago quarter; and net income of $59.2 million, or $1.61 per diluted share, for the third quarter of 2013. Included in the Company’s third quarter net income is a gain of $60.0 million ($38.1 million after-tax or $1.04 per diluted share) related to the sale of substantially all of its Downstream assets on August 29, 2013. Excluding the impact of the gain on sale of Downstream assets, net income and diluted EPS for

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the third quarter of 2013 would have been $21.1 million and $0.57 per share, respectively. The historical results for the Downstream segment and the gain on the sale of the segment have been presented as discontinued operations for all periods in the accompanying condensed consolidated financial statements. Diluted common shares for the fourth quarter of 2013 were 36.7 million compared to 36.1 million for the fourth quarter of 2012 and 36.7 million for the third quarter of 2013. EBITDA from consolidated operations for the fourth quarter of 2013 was $66.8 million compared to $55.1 million in the fourth quarter of 2012 and $126.5 million in the third quarter of 2013. Excluding the impact of the gain on sale of Downstream assets, such EBITDA for the third quarter of 2013 would have been $66.5 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 7 to the accompanying data tables.
Continuing Operations
The Company’s income from continuing operations for the fourth quarter of 2013 was $22.1 million, or $0.61 per diluted share, compared to $9.4 million, or $0.26 per diluted share, for the year-ago quarter; and $17.8 million, or $0.49 per diluted share, for the third quarter of 2013. Fourth quarter 2013 EBITDA from continuing operations increased 36.8% to $66.9 million compared to $48.9 million for the fourth quarter of 2012 and increased 12.4% compared to $59.5 million for the third quarter of 2013.
Revenues. Revenues were $144.9 million for the fourth quarter of 2013, an increase of $26.3 million, or 22.2%, from $118.6 million for the fourth quarter of 2012; and an increase of $12.0 million, or 9.0%, from $132.9 million for the third quarter of 2013. The year-over-year increase in Upstream revenues primarily resulted from improved market conditions for the Company’s MPSVs and four newly constructed vessels placed in service under the Company’s fifth OSV newbuild program. The vessels placed in service during 2013 under the Company’s ongoing newbuild program accounted for a $7.9 million year-over-year increase in revenues. Operating income was $43.7 million, or 30.2% of revenues, for the fourth quarter of 2013 compared to $29.6 million, or 25.0% of revenues, for the prior-year quarter; and $37.2 million, or 28.0% of revenues, for the third quarter of 2013. Average new generation OSV dayrates for the fourth quarter of 2013 were $27,781 compared to $24,024 for the same period in 2012 and $27,545 for the third quarter of 2013. New generation OSV utilization was 79.4% for the fourth quarter of 2013 compared to 84.0% for the year-ago quarter and 80.7% for the sequential quarter. The Company’s high-spec OSVs achieved an average utilization of 78.4% for the fourth quarter of 2013, while maintaining leading-edge spot dayrates in the $36,000 to $43,000 range. After adjusting for 84 days of fourth quarter 2013 downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 80.8%.
Operating Expenses. Operating expenses were $65.1 million for the fourth quarter of 2013, an increase of $6.9 million, or 11.9%, from $58.2 million for the fourth quarter of 2012; and an increase of $5.9 million, or 10.0%, from $59.2 million for the third quarter of 2013. The year-over-year increase in operating expenses is primarily due to higher operating expenses related to an increase in the number of active vessels in the Company’s fleet compared to the fourth quarter of 2012, including four newbuilds placed in service during 2013 under the Company’s fifth OSV newbuild program. The partial-year contribution from such vessels accounted for a $4.9 million year-over-year increase in operating expenses.
General and Administrative (“G&A”). G&A expenses of $13.0 million for the fourth quarter of 2013 were 9.0% of revenues compared to $11.4 million, or 9.6% of revenues, for the fourth quarter of 2012. The increase in G&A expenses was primarily attributable to higher shoreside incentive compensation expense and the growth of the shoreside support team related to the Company’s on-going fleet growth.
Depreciation and Amortization. Depreciation and amortization expense was $23.2 million for the fourth quarter of 2013, or $3.8 million higher than the prior-year quarter. This increase is primarily due to the contribution of four HOSMAX OSVs that were placed in-service during 2013, as well as the higher cost basis of upgraded vessels redelivered to the Company under its 200 class OSV retrofit program. The increase in amortization is primarily due to a higher per-vessel average in shipyard costs for vessel regulatory drydockings given the shift in the Company’s fleet mix to a higher percentage of much larger high-spec vessels. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild program are placed in service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Interest Expense. Interest expense decreased $6.2 million, or 41.6%, during the fourth quarter of 2013 compared to the same period in 2012, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program. The Company recorded $8.9 million of capitalized construction period interest, or roughly 51% of its total interest costs, for the fourth quarter of 2013 compared to having capitalized $4.7 million, or roughly 24% of its total interest costs, for the year-ago quarter.
Annual 2013 Results From Continuing Operations
Revenues for 2013 increased 18.3% to $548.1 million compared to $463.3 million for the same period in 2012. Operating income was $171.1 million, or 31.2% of revenues, for 2013 compared to $117.6 million, or 25.4% of revenues, for the prior-year. Income from continuing operations for 2013 increased $29.4 million to $64.1 million, or $1.76 per diluted share, compared to $34.7 million, or $0.97 per diluted share, for 2012. EBITDA from continuing operations for 2013 increased 24.6% to $231.2 million compared to $185.5 million for 2012. The Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for the twelve months of 2013 would have been $257.0 million, $80.2 million and $2.20 per share, respectively. The Company recorded a $6.0 million ($3.7 million after-tax or $0.11 per diluted share) loss on early extinguishment of debt during 2012.

This loss resulted from the refinancing of the Company’s 6.125% senior notes due 2014 with new 5.875% senior notes due 2020. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for 2012 would have been $191.5 million, $38.4 million and $1.08 per share, respectively. These higher revenues primarily resulted from increased demand for high-spec OSVs, including four newly constructed vessels placed in service under the Company’s fifth OSV newbuild program, and MPSVs operating in the GoM. In addition, the Company’s weighted-average active operating fleet for 2013 was approximately 54 vessels compared to 52 vessels for 2012. The Company’s income from continuing operations for 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core marine assets. The Company's income from continuing operations for 2012 included an aggregate $0.4 million ($0.2 million after-tax or $0.01 per diluted share) loss on the sale of certain non-core shoreside assets. The $60.0 million gain on sale of the Downstream assets is included in discontinued operations for 2013.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results from continuing operations and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance for Continuing Operations
Vessel Counts. As of December 31, 2013, excluding four inactive non-core vessels (two of which have been sold thus far in 2014 at a nominal gain) and two OSV newbuild deliveries that occurred in February 2014, the Company’s operating fleet consisted of 53 new generation OSVs and four MPSVs. The forecasted Upstream vessel counts presented in this press release reflect the anticipated fiscal 2014 OSV newbuild deliveries discussed below. The Company’s active Upstream Fleet for fiscal years 2014 and 2015 is expected to be comprised of an average of 58.7 and 67.7 new generation OSVs, respectively. For fiscal 2014, the active new generation OSVs are comprised of an average of 23.0 “term” vessels that are currently chartered on long-term contracts and an average of 35.7 “spot” vessels that are currently operating or being offered for service under short-term charters. The Company expects to operate a total of 4.5 MPSVs in fiscal 2014 and 5.3 in fiscal 2015.

Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for fiscal years 2014 and 2015 is currently 48% and 18%, respectively. The Company’s forward contract coverage for its four MPSVs for fiscal years 2014 and 2015 is currently 48% and 6%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 23.0 active “term” OSVs are expected to be in the $22,000 to $23,000 range for the full-year 2014. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2014 from the Company’s “spot” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Leading-edge spot market OSV dayrates in the GoM for the Company’s 240 and 265 class DP-2 equipment have recently softened from previous levels due to transitory supply-demand fundamentals.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $70.0 million to $75.0 million for the first quarter of 2014, and $305.0 million to $320.0 million for the full-year 2014. This annual guidance range includes roughly $6.4 million of total out-of-pocket costs related to the following items: (i) the mobilization of one MPSV for flotel service; (ii) the mobilization of one MPSV for a long-term international charter; (iii) the conversion and mobilization of one foreign-flagged OSV for a long-term international charter; (iv) the mobilization of one delivered 300 class HOSMAX OSV for flotel service; and (v) the conversion of one scheduled newbuild 310 class OSV into a 310 class MPSV. The Company expects $4.7 million of these costs to be incurred in the first quarter. Not included in the costs above is the lost revenue related to such vessels during approximately 230 days of aggregate commercial-related downtime, of which 90 days are expected to be incurred in the first quarter. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. General and administrative expenses are expected to be in the approximate range of $14.5 million to $15.5 million for the first quarter of 2014, and $60.0 million to $63.0 million for the full-year 2014, commensurate with the Company’s pending fleet growth and expanding international operations. The Company expects to remain within the historical range of G&A-to-revenue margins of its public OSV peer group.

Other Financial Data. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the first quarter of 2014 are $16.0 million, $13.7 million, $7.5 million, $1.7 million, $13.9 million and 36.8 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for each of the four quarters of fiscal 2014 and for the full-year 2015 is provided on page 13 of this press release. The expected increase in amortization expense for the full-year 2014 is primarily due to the acceleration of drydock activities for five new generation OSVs recently awarded long-term contracts for specialty service in Mexico. The Company’s annual effective tax rate is expected to be in the range of 36.0% to 38.0% for fiscal years 2014 and 2015.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program now consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs and five 310 class MPSVs. Today, the Company announced plans to convert one of its existing 310 class OSVs currently under construction into a 310 class MPSV. This new U.S.-flagged, Jones Act-qualified MPSV will require an additional period of modification in the shipyard and will include a 150-ton heave-compensated knuckle-boom crane, helideck, accommodations for 70 persons and will be suitable for two work-class ROVs. As of February 19, 2014, the Company has placed six vessels in-service under this program - four in 2013 and two in February 2014. The 18 remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2014				2015				2016				Total
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	—	—	—	—	—	—	—	—	—	—	—	—
310 class OSVs	—	—	2	2	1	—	—	—	—	—	—	—	5
320 class OSVs	1	2	2	2	1	—	—	—	—	—	—	—	8
Total OSVs	1	2	4	4	2	—	—	—	—	—	—	—	13
310 class MPSVs	—	—	1	—	—	—	1	1	—	1	—	1	5
Total Newbuilds	1	2	5	4	2	—	1	1	—	1	—	1	18
During the fourth quarter of 2013, the Company experienced production delays at one of the shipyards contracted for the construction of HOSMAX OSVs. Insufficient labor resources and poor component vendor performance had a direct negative impact on eight of the remaining vessel deliveries, causing the Company to move back the delivery projections for those vessels by approximately 45 days per vessel. However, the overall newbuild program is still 98% on-time and remains on budget. Based on the updated schedule above of projected vessel in-service dates, the Company now expects to own and operate 66 and 68 and new generation OSVs as of December 31, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 58.7, 67.7 and 68.0 vessels for the fiscal years 2014, 2015 and 2016, respectively.

Based on the updated schedule above of projected vessel in-service dates, the Company now expects to own and operate five, seven, and nine MPSVs as of December 31, 2014, 2015, and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.5, 5.3 and 7.8 vessels for the fiscal years 2014, 2015 and 2016, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is now expected to be approximately $1.25 billion, of which $395.3 million, $116.9 million and $21.3 million is expected to be incurred in 2014, 2015 and 2016, respectively. From the inception of this program through December 31, 2013, the Company has incurred $716.5 million, or 57.3%, of total expected project costs, including $113.1 million that was spent during the fourth quarter of 2013.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $57.3 million and $35.8 million, respectively, for the full-years 2014 and 2015, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $43.3 million and $4.0 million, respectively, for the full-years 2014 and 2015, respectively.
200 Class OSV Retrofit Program. In November 2013, the Company returned to service the final two vessels of the six vessels included in its 200 class OSV retrofit program. The project costs for these discretionary vessel modifications were approximately $50.5 million, in the aggregate ($8.4 million each), all of which was incurred during fiscal 2013; and the Company incurred approximately 752 vessel-days of aggregate commercial downtime during 2013 for the six vessels (roughly 125 vessel-days each).

Liquidity Outlook
As of December 31, 2013, the Company had a cash balance of $439.3 million and an undrawn $300 million revolving credit facility. Together with cash on-hand and cash proceeds from the sale of non-core assets, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining 18 HOSMAX vessels under construction, commercial capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild and conversion programs without ever having to use its currently undrawn revolving credit facility.
Conference Call
The Company will hold a conference call to discuss its fourth quarter 2013 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 20, 2014. To participate in the call, dial (480) 629-9868 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 27, 2014, and may be accessed by calling (303) 590-3030 and using the pass code 4665185#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors-IR Home.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 61 vessels primarily serving the energy industry and has 18 additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete its fifth OSV newbuild program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2011; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand in the GoM and other markets; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions that the Company operates in; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 7 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues	$144,893	$132,915	$118,631	$548,145	$463,309
Costs and expenses:
Operating expenses	65,064	59,180	58,212	239,239	226,462
Depreciation and amortization	23,199	22,436	19,383	85,962	73,675
General and administrative expenses	12,995	14,114	11,428	53,428	45,178
	101,258	95,730	89,023	378,629	345,315
Gain (loss) on sale of assets	15	3	10	1,587	(350)
Operating income	43,650	37,188	29,618	171,103	117,644
Other income (expense):
Loss on early extinguishment of debt	—	—	—	(25,776)	(6,048)
Interest income	589	681	629	2,515	2,167
Interest expense	(8,680)	(11,708)	(14,898)	(47,352)	(57,869)
Other income (expense), net [1]	61	(137)	(138)	(92)	185
	(8,030)	(11,164)	(14,407)	(70,705)	(61,565)
Income before income taxes	35,620	26,024	15,211	100,398	56,079
Income tax expense	13,533	8,228	5,788	36,320	21,384
Income from continuing operations	22,087	17,796	9,423	64,078	34,695
Income from discontinued operations, net of tax	153	41,368	1,872	47,315	2,322
Net income	$22,240	$59,164	$11,295	$111,393	$37,017
Earnings per share
Basic earnings per common share from continuing operations	$0.62	$0.49	$0.27	$1.79	$0.98
Basic earnings per common share from discontinued operations	—	1.15	0.05	1.31	0.07
Basic earnings per common share	$0.62	$1.64	$0.32	$3.10	$1.05
Diluted earnings per common share from continuing operations	$0.61	$0.49	$0.26	$1.76	$0.97
Diluted earnings per common share from discontinued operations	—	1.12	0.05	1.29	0.06
Diluted earnings per common share	$0.61	$1.61	$0.31	$3.05	$1.03
Weighted average basic shares outstanding	36,054	36,038	35,413	35,895	35,311
Weighted average diluted shares outstanding [2]	36,670	36,663	36,129	36,548	36,080

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.7	50.0	51.0	50.7	51.0
Average new generation OSV fleet capacity (deadweight) [3]	142,506	130,535	128,190	132,564	128,190
Average new generation OSV capacity (deadweight)	2,752	2,611	2,514	2,609	2,514
Average new generation utilization rate [4]	79.4%	80.7%	84.0%	83.7%	83.2%
Average new generation dayrate [5]	$27,781	$27,545	$24,024	$26,605	$23,445
Effective dayrate[6]	$22,058	$22,229	$20,180	$22,268	$19,506
Balance Sheet Data (unaudited):

	As of December 31, 2013	As of December 31, 2012
Cash and cash equivalents	$439,291	$576,678
Working capital	518,959	388,004
Property, plant and equipment, net	2,125,374	1,643,623
Total assets	2,834,280	2,631,731
Total short-term debt	—	238,907
Total long-term debt	1,064,092	850,530
Stockholders’ equity	1,295,428	1,165,845

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2013	December 31, 2012
Cash provided by operating activities	$207,067	$128,865
Cash used in investing activities	(526,630)	(255,323)
Cash provided by (used in) financing activities	(61,344)	334,391

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 30, 2012	December 31, 2013	December 31, 2012
CONTINUING OPERATIONS:
Vessel revenues	$141,354	$130,541	$117,636	$539,879	$458,925
Non-vessel revenues	3,539	2,374	995	8,266	4,384
Total revenues	144,893	132,915	$118,631	$548,145	$463,309
Operating income	$43,650	$37,188	$29,618	$171,103	$117,644
Operating margin	30.1%	28.0%	25.0%	31.2%	25.4%
Components of EBITDA [7]
Income from continuing operations	$22,087	$17,796	$9,423	$64,078	$34,695
Interest expense, net	8,091	11,027	14,269	44,837	55,702
Income tax expense	13,533	8,228	5,788	36,320	21,384
Depreciation	14,834	13,854	13,000	55,332	52,005
Amortization	8,365	8,582	6,383	30,630	21,670
EBITDA [7]	$66,910	$59,487	$48,863	$231,197	$185,456
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$25,776	$6,048
Stock-based compensation expense	2,285	3,185	2,703	11,888	10,805
Interest income	589	681	629	2,515	2,167
Adjusted EBITDA [7]	$69,784	$63,353	$52,195	$271,376	$204,476
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$66,910	$59,487	$48,863	$231,197	$185,456
Cash paid for deferred drydocking charges	(10,431)	(10,435)	(11,506)	(35,875)	(39,211)
Cash paid for interest	(13,420)	(12,284)	(9,842)	(53,636)	(38,597)
Cash paid for taxes	(1,218)	(1,394)	(368)	(4,537)	(1,332)
Changes in working capital	(5,242)	27,284	153	33,458	3,571
Stock-based compensation expense	2,285	3,185	2,703	11,888	10,805
Loss on early extinguishment of debt	—	—	—	25,776	6,048
Changes in other, net	247	265	108	(1,204)	2,125
Net cash provided by operating activities	$39,131	$66,108	$30,111	$207,067	$128,865
DISCONTINUED OPERATIONS:
Revenues	$433	$11,383	$14,550	$43,318	$49,429
Operating income	(207)	65,181	2,931	74,278	3,663
Operating margin	(47.8)%	572.6%	20.1%	171.5%	7.4%
Components of EBITDA [7]
Income from discontinued operations	$153	$41,368	$1,872	$47,315	$2,322
Interest expense, net	—	—	—	—	—
Income tax expense (benefit)	(360)	23,813	1,059	26,965	1,342
Depreciation	58	1,004	2,105	5,141	8,477
Amortization	—	765	1,231	3,266	5,656
EBITDA [7]	$(149)	$66,950	$6,267	$82,687	$17,797
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	—	24	26	86
Interest income	—	—	—	—	—
Adjusted EBITDA [7]	$(149)	$66,950	$6,291	$82,713	$17,883
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$(149)	$66,950	$6,267	$82,687	$17,797
Cash paid for deferred drydocking charges	—	(244)	(272)	(3,961)	(5,012)
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	(479)	(1,996)	(1,854)	(3,308)	1,600
Stock-based compensation expense	—	—	24	26	86
Loss on early extinguishment of debt	—	—	—	—	—
Changes in other, net	—	(60,046)	—	(60,076)	(624)
Net cash provided by operating activities	$(628)	$4,664	$4,165	$15,368	$13,847

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	3.0	5.0	3.0	17.0	24.0
Commercial downtime (in days)	84	169	135	535	661
MPSVs
Number of vessels commencing drydock activities	1.0	1.0	—	2.0	2.0
Commercial downtime (in days)	44	33.0	—	77	51

Commercial-related Downtime(8):
200 class OSV retrofit program
Number of vessels commencing retrofit activities	—	2.0	2.0	4.0	2.0
Commercial downtime (in days)	114	217	21	731	21

New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	4.0	—	4.0	6.0
Commercial downtime (in days)	92	130	7	222	155

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$10,431	$10,435	$11,506	$35,875	$39,211
Other vessel capital improvements	4,611	1,542	999	10,889	9,169
	15,042	11,977	12,505	46,764	48,380
Other Capital Expenditures:
200 class OSV retrofit program	10,416	15,908	45	48,019	2,289
Commercial-related vessel improvements	12,194	872	451	14,685	3,091
Non-vessel related capital expenditures	434	521	649	3,893	3,250
	23,044	17,301	1,145	66,597	8,630
	$38,086	$29,278	$13,650	$113,361	$57,010
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$113,075	$115,886	$87,518	$441,882	$232,164

Forecasted Data (9):
	1Q 2014E	2Q 2014E	3Q 2014E	4Q 2014E	2014E	2015E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	14.0	2.0	2.0	4.0	22.0	16.0
Commercial downtime (in days)	347	89	47	93	576	435
MPSVs
Number of vessels commencing drydock activities	1.0	—	1.0	—	2.0	1.0
Commercial downtime (in days)	28	—	35	—	63	35

Commercial-related Downtime(8):
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	1.0	—	—	2.0	—
Commercial downtime (in days)	90	50	90	—	230	—

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$21.5	$9.0	$9.1	$6.8	$46.4	$32.9
Other vessel capital improvements	6.4	2.1	1.2	1.2	10.9	2.9
	27.9	11.1	10.3	8.0	57.3	35.8
Other Capital Expenditures:
200 class OSV retrofit program	0.2	—	—	—	0.2	—
Commercial-related vessel improvements	9.7	14.2	12.6	—	36.5	—
Non-vessel related capital expenditures	1.0	0.7	1.4	3.5	6.6	4.0
	10.9	14.9	14.0	3.5	43.3	4.0
	$38.8	$26.0	$24.3	$11.5	$100.6	$39.8
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$157.8	$91.5	$75.0	$71.0	$395.3	$116.9

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	1Q 2014E Avg Vessels	1Q 2014E Contract Backlog	Full-Year 2014E Avg Vessels	Full-Year 2014E Contract Backlog	Full-Year 2015E Avg Vessels	Full-Year 2015E Contract Backlog
Fleet Data (as of 19-Feb-2014):
Upstream
New generation OSVs - Term [10]	23.7	100%	23.0	100%	14.5	83%
New generation OSVs - Spot [11]	30.7	50%	35.7	15%	53.2	0%
New generation OSVs - Stacked	—	0%	—	0%	—	0%
New generation OSVs - Total	54.4	72%	58.7	48%	67.7	18%
New generation MPSVs	4.0	91%	4.5	48%	5.3	6%
Total Upstream	58.4		63.2		73.0

	1Q 2014E Range		Full-Year 2014E Range
Cost Data:	Low [12]	High [12]	Low [12]	High [12]

Operating Expenses	$70.0	$75.0	$305.0	$320.0
General and administrative expenses	$14.5	$15.5	$60.0	$63.0

	1Q 2014E	2Q 2014E	3Q 2014E	4Q 2014E	2014E	2015E
Other Financial Data:
Depreciation	$16.0	$17.0	$18.7	$20.4	$72.1	$83.3
Amortization	13.7	10.2	10.2	9.8	43.9	40.0
Interest expense, net:
Interest expense	$13.7	$13.7	$13.7	$13.7	$54.8	$54.1
Incremental non-cash OID interest expense [13]	2.3	2.4	2.4	2.4	9.5	10.1
Capitalized interest	(8.2)	(7.1)	(5.8)	(4.6)	(25.7)	(13.4)
Interest income	(0.3)	(0.2)	(0.2)	(0.1)	(0.8)	(1.2)
Total interest expense, net	$7.5	$8.8	$10.1	$11.4	$37.8	$49.6

Income tax rate	37.0%	37.0%	37.0%	37.0%	37.0%	37.0%
Cash income taxes	$1.7	$0.9	$1.6	$1.6	$5.8	$21.1
Cash interest expense [14]	13.9	11.4	13.9	11.4	50.6	50.6
Weighted average diluted shares outstanding [15]	36.8	36.9	37.0	37.0	36.9	37.2

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and twelve months ended December 31, 2013 and 2012 and the three months ended September 30, 2013, the Company had no anti-dilutive stock options. As of December 31, 2013, September 30, 2013, and December 31, 2012, the 1.625% convertible senior notes retired in November 2013 were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of December 31, 2013, September 30, 2013, and December 31, 2012, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 53 new generation OSVs as of December 31, 2013, and took delivery of two HOSMAX newbuild OSVs in February 2014. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[8]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative mobilization of vessels from one geographic market to another.

[9]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[10]
As of February 19, 2014, the Company’s active fleet of 24 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) was comprised of the following fleet mix: seven 200 class OSVs, thirteen 240 class OSVs and four 300 class OSVs.

[11]
As of February 19, 2014, the Company’s active fleet of 31 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: six 200 class OSVs, eighteen 240 class OSVs, four 265 class OSVs and three 300 class OSVs.

[12]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[13]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[14]
Due to the change in timing of certain interest payment dates associated with the Company’s recent senior notes refinancing in March 2013, cash debt service for fiscal 2013 was $53.6 million. However, commencing in fiscal 2014, the Company expects to incur a full-year run-rate of cash debt service in the amount of $50.6 million.

[15]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% or 1.500% convertible senior notes. Warrants related to the Company’s now-retired 1.625% convertible senior notes and the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59 and $68.53, respectively. The warrants for the Company’s 1.625% convertible senior notes are scheduled to expire in a series of tranches beginning February 13, 2014 through the 30th trading day thereafter, or March 27, 2014.